Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of Community Savings Bancorp, Inc. filed with the Securities and Exchange Commission, the Form H-(e)1 filed with the Board of Governors of the Federal Reserve System, and the Form AC filed with the Office of the Comptroller of the Currency, of our report dated September 9, 2016 on our audits of the balance sheets of Community Savings as of June 30, 2016 and 2015, and the related statements of operations, comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended June 30, 2016, appearing in the Prospectus, which is part of this Registration Statement, the Form H-(e)1, and the Form AC. We also consent to the references to our firm under the captions “Experts” and “Legal Matters” in the Prospectus.

Parkersburg, West Virginia
October 28 , 2016